EXHIBIT 99.1

Press Contact:	Nicole Anderson
Ciena Corporation
(877) 857–7377
pr@ciena.com

Investor Contact:	Jessica Towns
Ciena Corporation
(888) 243-6223
ir@ciena.com
FOR IMMEDIATE RELEASE
Ciena’s Board Authorizes Acceleration of Out-of-the-Money Stock Options
LINTHICUM, Md. – October 27, 2005 – Ciena® Corporation (NASDAQ: CIEN), the network specialist, today announced that on October 26, 2005, the Company’s Board of Directors approved accelerating the vesting of unvested “out-of-the-money” stock options for approximately 14.1 million shares awarded to employees, officers and directors under its stock option plans. Certain performance-based options held by executives were not subject to acceleration.
The accelerated options, which are considered vested as of October 26, 2005, have exercise prices ranging from $2.50 to $46.99 per share and a weighted average exercise price of $4.39. Ciena did not accelerate the vesting of approximately 17.2 million shares that were “in the money” or vest according to performance-based criteria.
The primary purpose of the accelerated vesting is to enable the Company to avoid recognizing future compensation expense associated with these out-of-the-money stock options upon the planned adoption of FASB Statement No. 123R, “Share-Based Payment” by Ciena in fiscal 2006. The Company expects the acceleration to reduce the stock option expense it otherwise would be required to record beginning in its 2006 fiscal year by approximately $21.5 million on a pre-tax basis.
“Ciena’s Board of Directors considered the expense savings that will occur under new accounting regulation and the lack of employee retention value associated with the out-of-the-money options and firmly believes that accelerating these options is in the best interest of the Company and its shareholders,” said Patrick Nettles, Ciena’s executive chairman. “Further, the acceleration is consistent with expected changes to the Company’s overall compensation approach, which going forward, will rely less heavily on stock options.”
NOTE TO INVESTORS
This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Ciena’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Report on Form 10-Q filed with the Securities and Exchange Commission on September 1, 2005. Forward-looking statements include statements regarding Ciena’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.
About Ciena
Ciena Corporation is the network specialist, focused on expanding the possibilities for its customers’ networks while reducing their cost of ownership. The Company’s systems, software and services target and cure specific network pain points so that telcos, cable operators, governments and enterprises can best exploit the new applications that are driving their businesses forward. For more information, visit www.ciena.com.
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